Exhibit 10.4

June 5, 2018

John T.C. Lee

President and Chief Operating Officer

MKS Instruments, Inc.

2 Tech Drive

Andover, Massachusetts 01810

Dear John:

I intend to retire on July 5, 2019. I would like to transition to the role of advisor effective January 2, 2019 and I understand MKS is willing to allow me to do so.

As an advisor, I will remain an MKS employee, will continue to perform services to MKS at a level of more than 20% of the average level of bona fide services I have been performing for MKS over the immediately preceding 36 month period and will receive base salary at 100% of my current base salary rate.

I will not be entitled to any severance pay when my employment ends because I am voluntarily retiring. Within 45 days after my employment ends, if I have provided MKS with a general release of claims through the end of my employment and have complied with all of my obligations to the Company, MKS will pay for additional medical coverage for a period of one year.

Until my planned retirement date, the Employment Agreement dated August 1, 2016 that I entered into with MKS remains in effect.

These changes are my voluntary decisions; MKS has not asked or encouraged me to retire or transition to the role of an advisor.

I have enjoyed my time with MKS, and working for you and Jerry, and I thank both of you for the opportunity to lead the Newport organization through the integration process during the past couple of years. I am proud of the accomplishments and achievements of our teams, and I look forward to contributing to our continued success during the transition period.

Sincerely,

/s/ Dennis L. Werth

Agreed to:	/s/ Tseng-Chung Lee
MKS Instruments, Inc.,
by its President and Chief Operating Officer, John T.C. Lee